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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
        File Reports Under Sections 13 and 15(d) of the Securities
                           Exchange Act of 1934.

                               AYDIN CORPORATION
             (Exact name of registrant as specified in its charter)

                                    1-07203
                            (Commission File Number)

                                700 DRESHER ROAD
                          HORSHAM, PENNSYLVANIA 19044
                                 (215) 657-7510
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
             (Title of each class of securities covered by this Form)

                                      NONE

              (Titles of all other classes of securities for which
            a duty to file reports under section 13(a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)  [X]
Rule 12g-4(a) (1) (ii) [ ]
Rule 12g-4(a) (2) (i   [ ]
Rule 12g-4(a) (2) (ii) [ ]
Rule 12h-3(b) (1) (i)  [X]
Rule 12h-3(b) (1) (ii) [ ]
Rule 12h-3(b) (2) (i)  [ ]
Rule 12h-3(b) (2) (ii) [ ]
Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:

         Common Stock -  1

L-3 Communications Corporation ("L-3 Communications") is the sole holder of record of the securities listed above as of the date hereof pursuant to the merger of Angel Acquisition Corporation, a wholly-owned subsidiary of L-3 Communications with and into Aydin Corporation ("Aydin") which was consummated on April 29, 1999.



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                                                                            2

Pursuant to the requirements of the Securities Exchange Act of 1934, Aydin has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               AYDIN CORPORATION

                               BY: _______________________________
                                    Name:  Christopher C. Cambria
                                    Title: President and Secretary

DATE:  April 30, 1999